Exhibit 23.4
[Gaffney, Cline and Associates Letterhead]
April 9, 2007
Mr. Max H. Wei
Vice President, Operations
Gran Tierra Energy Inc.
300, 611 – 10th Ave. SW
Calgary, Alberta T23R 0B2
Canada
RE: Gran Tierra Registration Statement on Form S-1
(Reg. No. 333-140171) filed with
the United States Security Exchange Commission
Dear Sirs:
Gaffney, Cline & Associates, Inc. (GCA) has reviewed the above referenced registration statement and the references to GCA contained therein. GCA confirms that it has given, and not withdrawn, consent for the use of its name, and the reference to GCA under the caption “Experts”, in the registration statement and related prospectus in the form and context in which it appears in the document sent to us on April 4, 2007.
Very truly yours,
GAFFNEY, CLINE & ASSOCIATES, INC.
/s/ Ivan Simões Filho
Ivan Simões Filho
Southern Cone Area Manager